Exhibit 19.1

CNH INDUSTRIAL N.V.
INSIDER TRADING POLICY

1.SCOPE
This Insider Trading Policy describes the standards of CNH Industrial N.V. and its subsidiaries (together, the “Company”) with respect to trading in the Company’s securities while in actual or presumed possession of confidential information.
One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person improperly uses material nonpublic information, typically obtained through the person’s relationship with the Company to transact in the Company's securities, or in the securities of certain other companies, or provides that information to others outside the Company who are then able to transact in the Company’s shares improperly with the benefit of that information. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic” and the person involved was under a duty not to disclose or misuse that information. The terms “material” and “nonpublic” are further discussed in this Policy under Part I, Section 3 below. The prohibition applies to any director, officer or employee who buys or sells securities when in possession of material nonpublic information that he or she obtained about the Company, its customers, suppliers, partners, competitors or other companies with which the Company has contractual relationships or may be negotiating transactions.
Your strict adherence to this Policy will help safeguard the Company’s reputation and further ensure that the Company conducts its business in accordance with the highest ethical standards. Company personnel who violate this Policy may be subject to disciplinary action, which may include but may not be limited to, termination of employment.
Please direct any questions on any of the matters discussed in this Policy to the Company’s Secretary of the Board of Directors (refer to Section 11 below) or a representative of the Legal and Compliance Department.

2.WHO THIS POLICY APPLIES TO
The Policy applies to the Company and the people listed below, who are referred to in this Policy as “Insiders”:
(1)Directors and Officers of the Company;
(2)Employees of the Company;
(3)Members of the households and immediate family members (including spouse and children) of any of the persons listed above and other unrelated persons, if they are supported by, or subject to the influence or control of, any of the persons listed above.
From time to time, the Company may designate other persons as Insiders who are subject to the Policy if such persons have or may have access to Material Non-public Information (as defined in Section 3 below) or receive Material Non-public Information from any Insider.

Any person who is aware of or possesses Material Non-public Information regarding the Company is an Insider for so long as the information is not publicly known.

3.DEFINITIONS
The terms “Insider Trading Laws”, “Material Non-public Information” and “Securities” are defined as follows:

3.1Insider Trading Laws
The term “Insider Trading Laws”, for purposes of this Policy, includes the anti-fraud provisions of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), including Section 10(b) of, and Rule 10b-5 under, the Exchange Act, as well as related anti-fraud and enforcement provisions of the US federal and state securities laws.

3.2Material Non-public Information
The term “Material Non-public Information” includes information about the Company or the Securities that is not known to persons outside the company or is otherwise non-public and that could be considered material to an investor in making a decision to buy or sell Securities. Information is “non-public” if it has not been disseminated in a manner reasonably designed to make it available to the investing public generally. Information becomes public when it is widely disseminated to the investing public and there has been adequate time for the public to digest that information.
In general, a fact about a company is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding to buy, hold or sell that company’s securities. In short, information that could reasonably be expected to affect the trading price of a company’s securities is material. In this regard, potential market reaction or sensitivity to the information is a key consideration. Moreover, although multiple pieces of information may not be material individually, if the aggregate effect of those pieces, when they become public, would alter the “total mix” of available information and result in a reevaluation of the issuer’s securities, then such pieces of information are considered material. The determination as to materiality depends on the facts and circumstances, and it is very difficult to define each category under this heading.
By way of example, the following categories of information, whether relating to actual occurrences or to known plans or risks relating thereto, would in most circumstances be considered “material”:
(i)earnings reports, estimates or projections;
(ii)significant write-downs in assets or increases in reserves
(iii)award or loss of a significant contract;
(iv)capital expenditure projections;
(v)decrease or increase in dividend rate;
(vi)significant acquisition or disposition of assets or businesses;
(vii)formation of a significant joint venture or merger;

(viii)significant labor unrest or similar problems;
(ix)discovery of a new invention or development of a new product;
(x)proposal to issue additional securities;
(xi)incurrence of significant new indebtedness;
(xii)significant change in management;
(xiii)proposed tender offer for another company’s securities;
(xiv)significant litigation or government investigations;
(xv)changes in credit ratings and
(xvi)major marketing changes.
Information may be material whether positive or negative.
If securities transactions become the subject of scrutiny, regulatory authorities, including the US Securities and Exchange Commission and prosecutors, courts and others will ultimately determine what is material and/or non-public after the fact. As a result, before engaging in any transaction, Insiders should carefully consider how regulators and others might view the transaction in hindsight.
The good faith belief that material information has been made public at the time an individual trades does not relieve an individual from liability if that belief is mistaken.
In the event any Insider receives any inquiry from outside the Company, such as a securities research analyst or other securities market professional, for information (particularly financial results and/or projections), the inquiry must be referred to the Company’s investor relations department, which is responsible for coordinating and overseeing the release of such information to the investing public, analysts, and others in compliance with applicable laws and regulations.

3.3Securities
The “Securities” means the Company’s common shares, preferred shares (if any), bonds and notes and the shares, bonds and notes of any of the Company’s subsidiaries as well as derivative securities of such securities (such as options, puts, calls or warrants or any other financial instrument by which the above securities can be acquired or subscribed or the value of which is based on the value or performance of the underlying instrument(s)).
In addition, this Policy applies to securities of a third party to the extent that an Insider acquires Material Non-public Information about that third party or the financial instruments of that third party as a result of the Insider’s employment with, or service to, the Company.
This Policy applies to Securities regardless of whether they are held in a brokerage account, an employee investment (e.g., 401(k)) or similar account.
The prohibition on insider trading in this Policy is not limited to trading in the Company’s Securities. It includes trading in the securities of joint venture partners and other firms, such as vendors, customers or suppliers of the Company and those with which the Company may be negotiating major transactions, such as an acquisition, investment, or sale. Information that is not material to the Company may nevertheless be material to one of those other firms with whom the Company is conducting business. Insiders may not trade in the securities of any other company if the Insider is in possession of material, non-public information about that company which was obtained in the course of employment with the Company. You should also review and be familiar with the Company’s Conflicts of Interest Policy as it relates to investments in such third parties.
4.INSIDER TRADING - INSIDER TIPPING
Insiders are prohibited from trading in Securities while in possession of Material Non-public Information and from passing Material Non-public Information on to any person unless the person has a “need to know” the information for Company-related reasons.

4.1Insider Trading
Pursuant to the anti-fraud provisions of the Exchange Act, it is unlawful for any person, in connection with the purchase or sale of securities, to do the following:
(i)to employ any device, scheme, or artifice to defraud;
(ii)to make any untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; or
(iii)to engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any person.
Insiders who want to either buy or sell Securities are subject to the anti-fraud provisions and are not permitted to trade Securities while in possession of Material Non-public Information.
However, certain exemptions apply (refer to Section 7 below), including Rule 10b5-1 under the Exchange Act, which provides a “safe harbor” for Insiders who trade pursuant to qualified written trading plans (“Trading Plans”), that they entered into prior to becoming aware of Material Non-public Information.

4.2“Tipping”
The Insider Trading Laws also prohibit Insiders from giving “tips,” either by revealing Material Non-public Information concerning the Company to others outside the normal requirements of their employment, profession, duties or position and for company-related reasons or by recommending or inducing others to buy or sell Securities based upon such information. The effect of “tipping” another on such information is to make the person receiving the information an Insider.

5.TRADING WINDOWS
The Company maintains “open” and “closed” Trading Windows to help prevent inadvertent violations of the Insider Trading Laws and to avoid the appearance of an improper transaction when material information may be available but has not yet been disclosed to, and absorbed by, the public. Open Trading Windows also in most circumstances provide Insiders with transparent opportunities to transact in the Company’s securities. To reduce the risk of claims that Insiders have violated the anti-fraud provisions, Insiders may not trade Securities during any “closed” Trading Windows (whether a Regular or a Special Closed Trading Window). In addition, Insiders may never trade in the Company Securities when in possession of Material Non-public Information, even if a Trading Window is open.

If you have any questions regarding the Trading Windows, you should contact the Company's Secretary of the Board of Directors prior to trading in Securities or a representative of the Legal and Compliance Department.

5.1Regular Closed Trading Windows
The Company closes the Trading Window on four intervals each year. These Regular Closed Trading Windows commence two weeks prior to the last day of each fiscal quarter and end after one full trading day following the Company’s public release of its earnings report for that quarter. In other words, trading may not commence before the second business day after the earnings release.
For example, if a scheduled quarterly earnings release date is Thursday, July 25, a Regular Closed Trading Window will commence on Sunday, June 16, and would be scheduled to end on Friday, July 26. In this example, trading may commence on Monday, July 29.
Insiders should note that quarterly earnings releases may be delayed beyond the original scheduled release date, in which case the Regular closed Trading Window will similarly be extended and the Trading Window will not open until the second trading day after the delayed earnings release.

5.2Ad Hoc Closed Trading Window
From time to time, the Company may close the Trading Window on an ad hoc or special basis and prohibit some or all Insiders from trading Securities because of material developments, or potentially material developments, known to the Company and not yet disclosed to the public. In such event, none of such prohibited Insiders may engage in any transaction involving the purchase or sale of the Securities and should not disclose to others the fact of such suspension of trading until the second trading day after the Company has communicated the opening of the Trading Window.

5.3No Trading on Material Non-public Information at Any Time
Even in an otherwise open Trading Window, any Insider who is aware of or possesses Material Non-public Information concerning the Company, must not engage in any transactions in the Securities until such information has been known publicly for at least one full trading day, or such information is no longer Material Non-public Information (such as when, for example, the Company abandons a material transaction). Trading in the Securities in an open Trading Window is not a “safe harbor,” and all Insiders are responsible for compliance with applicable law in selling any Company Securities and must use good judgment in determining whether to purchase or sell Securities at all times.

6.PROHIBITIONS APPLICABLE TO INSIDERS
The Policy prohibits Insiders from:
(i)trading in Securities, including purchasing or selling or making any offer to purchase or sell Securities, unless the trade occurs (i) during an open Trading Window AND (ii) in any case, at a time in which the Insider is not in possession of Material Non-public Information;
(ii)revealing any Material Non-public Information to any other person (including family members) outside the normal requirements of their employment, profession,

duties or position and for company-related reasons, or making recommendations or expressing opinions on the basis of Material Non-public Information as to trading in Securities; and
(iii)purchasing or selling securities of any other company if any Material Non-public Information in relation to that company or the financial instruments of that company has been obtained by Insiders through their roles and responsibilities at the Company or in the course of their employment or affiliation with the Company.
In addition to their own compliance, Insiders are expected to be responsible for compliance by members of their households or immediate family (including an Insider’s spouse and children) and by any persons they support.
Furthermore, all participants in the Company’s 401(K) Plan may not transfer any Securities (including any matching contributions made in Securities) out of the Company Stock Fund or equivalent fund of other name during any Regular or Special Closed Trading Window.

No Insider may engage in a short sale of Securities under any circumstances. A short sale is a sale of Securities that are not owned by the seller or, if owned, not delivered against such sale within 20 days thereafter. Transactions in certain put and call options for the Securities may in some instances constitute a short sale. To ensure compliance with this Policy and applicable Insider Trading Laws, the Company requires that all Insiders refrain from investing in derivatives of the Securities, such as puts or call options, at any time. Short sales and investing in other derivatives of the Securities are prohibited by this Policy even when a “trading window” is open.
For purposes of this Policy, a gift of Securities is treated as a sale of those Securities. For Insiders, the making of gifts of Securities may occur only when a “trading window” is open and the Insider is not in possession of Material Non-public Information.
While the general operation of these limitations is straightforward, there may be situations in which their applicability is not clear. In these situations, when an Insider has questions concerning any particular transaction, the Insider must consult with the Company’s Secretary of the Board of Directors in advance of making any trade.

6.1
6.2
6.1No hedging transactions
Certain forms of hedging or monetization transactions may offset a decrease, or limit your ability to profit from an increase, in the value of the Company’s securities you hold, enabling you to continue to own the Company’s securities without the full risks and rewards of ownership. The Company believes that such transactions separate the holder's interests from those of other stockholders. Therefore, you and any person acting on your behalf are prohibited from purchasing any financial instruments (such as prepaid variable forward contracts, equity swaps, collars or exchange funds) or otherwise engaging in any transactions that hedge or offset any decrease in the market value of the Company’s securities or limit your ability to profit from an increase in the market value of the Company’s securities.

6.2No margin accounts or pledges
Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in the Company’s securities, you are prohibited from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan.

7.TRADING PLANS UNDER RULE 10B5-1 UNDER THE EXCHANGE ACT
Insiders may elect to trade in Securities pursuant to a written plan or set of instructions to his or her stockbroker (a “Trading Plan”) that complies with Rule 10b5-1 under the Exchange Act and that meets the other conditions set forth below. Trades made pursuant to a Trading Plan that complies with Rule 10b5-1 and the minimum conditions set forth below may occur during a Closed Trading Window as described above and/or while the Insider is otherwise in possession of Material Non-public Information. The Company strongly encourages Insiders who intend to sell shares to do so through a Trading Plan.
All Trading Plans must be approved in advance by the Insider Trading Compliance Officer. In addition, all Trading Plans must be filed with the Insider Trading Compliance Officer with an executed certificate stating that the Trading Plan (i) is a bona fide Trading Plan that complies with Rule 10b5-1 and (ii) meets the following minimum conditions:
•The Trading Plan is in writing and signed by the person adopting the Trading Plan.
•The person adopting the Trading Plan is not aware of any Material Nonpublic Information as of the date of the adoption of the Trading Plan, and is entering into the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
•The Trading Plan may be adopted, amended or terminated only during an open Trading Window.
•The Trading Plan specifies a fixed number of shares to be purchased or sold, or specifies or sets a formula for the amount of shares to be purchased or sold, the dates on which the shares are to be purchased or sold, and the prices at which the shares are to be purchased or sold.
•If the person adopting the Trading Plan is a a director or officer, no trades may occur under the Trading Plan until expiration of a cooling-off period ending on the later of (i) 90 days after the adoption of the Trading Plan, and (ii) two business days after disclosure of the Company’s financial results in a Form 10-K or Form 10-Q for period in which the Trading Plan is adopted; provided that such cooling-off period is subject to a maximum of 120 days after adoption of the Trading Plan.
•If the person adopting the Trading Plan is a director or officer, no trades occur under the Trading Plan until expiration of a cooling-off period ending 30 days after the adoption of the Trading Plan.
•Unless approved by the Insider Trading Compliance Officer, no person adopting a Trading Plan may have more than one Trading Plan outstanding at any one time.

•Unless approved by the Insider Trading Compliance Officer, no person shall be permitted to adopt more than one “single-trade” Trading Plan during any consecutive 12-month period. A “Single-trade Trading Plan” is a Trading Plan designed to effect the trade of the total amount of securities covered by the Trading Plan in a single transaction.
•The Trading Plan complies with any applicable guidelines regarding Trading Plans that may be issued from time to time by the Insider Trading Compliance Officer.
Modifications to an existing Trading Plan affecting the amount, price or timing of the purchase or sale of the Securities shall be deemed to constitute both the termination of such Trading Plan and the adoption of a new Trading Plan, which will be subject to all the requirements of this Section 7, including the mandatory cooling-off period.
The Company strongly recommends that any person seeking to adopt a Trading Plan consult with his or her legal counsel prior to the adoption of a Trading Plan.
Each individual adopting a Trading Plan is solely responsible for compliance with Rule 10b5-1 and ensuring that the Trading Plan meets the other conditions set forth above. Insiders also remain individually responsible for compliance with all applicable laws, rules and regulations on insider trading and remain subject to disciplinary action for any violations of this Policy, regardless of whether a Trading Plan has been adopted. Notwithstanding the conditions set forth above, the Company does not undertake any obligation to ensure that a Trading Plan complies with Rule 10b5-1.

8.WHISTLEBLOWING
If an Insider becomes aware of another Insider’s conduct that the Insider believes may amount to insider trading, the Insider must promptly inform the Company’s Secretary of the Board of Directors of the matter.

9.PENALTIES
9.1Legal Penalties
Any Insider who violates the above rules is subject to: civil and criminal penalties in the United States including monetary damage and disgorgement of profit made or loss avoided by trading or tipping; as well as civil monetary penalties of up to three times the profit gained or loss avoided; a criminal penalty (both fines and imprisonment) and
Additionally, the person may be enjoined, in severe cases, from acting as an officer or director of any publicly traded company. These penalties apply even if the Insider has derived no benefit. The Regulators may impose significant penalties on those engaged in tipping, even though the persons involve neither trade themselves nor receive any money from friends or relatives to whom they tip insider information.

9.2Company Penalties
In addition to any legal penalties, a violation of this Policy may subject the Insider, if a Director, to removal and, if an Officer or Employee, to disciplinary action by the Company, up to and including termination for cause.

10.MAINTAINING CONFIDENTIALITY
All Insiders should avoid communicating non-public information relating to the Company to any person (including family members and friends) unless the person has a “need to know” the information for Company-related reasons. This guideline applies without regard to the materiality of the information. It is the responsibility of each Insider to take whatever practicable steps are appropriate to preserve the confidentiality of non-public information
Consistent with the foregoing, Insiders should be discreet with non-public information and refrain from discussing it in public places where it can be overheard, such as elevators, hallways and other public spaces in the Company’s offices, restaurants, taxis and airplanes.
To avoid even the appearance of impropriety, each Insider should at all times refrain from providing advice or making recommendations regarding the purchase or sale of Securities or the securities of other companies of which he/she has knowledge as a result of his/her employment or association with the Company.
If an individual communicates information that someone else uses to trade illegally in securities, the legal penalties described above will apply whether or not such individual personally derived any benefit from the illegal trading.
If an Insider inadvertently discloses Material Non-public Information, or discovers that someone else inside or outside the Company has, the Insider should immediately report the facts to the Company’s Secretary for a decision regarding the appropriate remedial steps.

11.INSIDER TRADING COMPLIANCE OFFICER
The Company has appointed the Secretary of the Board of Directors of the Company as the Company’s Insider Trading Compliance Officer. The duties of the Insider Trading Compliance Officer shall include, but not be limited to, the following:
(1)Performing or supervising cross-checks from time to time, as deemed appropriate, of available materials, which may include, officers and directors questionnaires and reports received from the Company’s share administrator and transfer agent, to determine trading activity by Directors, Officers and Employees and others who have, or may have, access to Material Non-public Information.
(2)Circulating the Policy (and/or a summary thereof) to all Directors, Officers and Employees on an annual basis and providing the Policy and other appropriate materials to new Directors, Officers and Employees.
(3)Coordinating with the Company internal and external counsel regarding compliance activities with Insider Trading Laws to ensure that the Policy is amended as necessary to comply with such requirements.
(4)Coordinating and supervising the implementation of the exemptions set forth under Sections 7 of this Policy, including Trading Plans adopted in compliance with Rule 10b5-1 under the Exchange Act; provided, however, that the Insider Trading Compliance Officer is not responsible for determining whether such plans are in compliance with Rule 10b5-1.
The Insider Trading Compliance Officer is authorized to conduct an investigation or to call an investigation to be conducted, regarding transactions in Securities that have been executed or undertaken by, on the instruction of, or for the benefit of an Insider. The Insider Trading Compliance Officer is authorized to report in writing the results of such investigation to the Chairperson of the Audit Committee of the

Company’s Board of Directors. Prior to this reporting, the Insider will be given an opportunity to respond to the results of the investigation. All Insiders are obliged to cooperate with any such investigation. If requested, any Insider shall instruct his or her bank or broker or responsible intermediary to provide the Insider Trading Compliance Officer with any requested information regarding transactions executed in the Securities.
An individual who is the subject of such an investigation will be informed of the results of the investigation by the Chairperson of the Audit Committee. If the investigation concerns the Chairperson of the Audit Committee, the task and responsibilities of the Chairperson of the Audit Committee under this clause shall rest with the Chairperson of the Board of Directors.